Exhibit 99.1

ImageWare® Propels Business Plan with Closing a $2.2 Million
Equity Advance, Representing First Tranche of Capital Raise

Advance is Part of $10.9 Million Proposed Private Placement

San Diego (September 30, 2020) – ImageWare® Systems, Inc. (OTCQB: IWSY), a leader in biometric identification and authentication, today announced it has closed a $2,187,000 senior secured bridge loan, representing an advance against investor commitments to purchase $10,935,000 in Series D Convertible Preferred Stock in a proposed private placement.

The bridge loan matures on the six-month anniversary of the loan and bears interest at the rate of 12% per annum. Upon closing of the private placement of Series D Preferred, all principal and accrued interest under the terms of the bridge loan will be converted into shares of Series D Preferred. The bridge loan is secured by all present after-acquired assets of the Company. Proceeds from the bridge loan will be used for general corporate and working capital purposes.

Kristin A. Taylor, President and CEO, said, “This strategic financing, anchored by funds and accounts managed by Nantahala Capital Management, LLC, supports ImageWare’s plan for substantial growth. We continue our focus of evolving ImageWare into a "biometrics first" identity company. Our biometric solutions enable Governments, Public Services, and Enterprises to transform how they use identity to build trust with their employees, partners, and customers, sell their products, and deliver their services. We revolutionize traditional security models - providing critical identity infrastructure, biometrically verified - to drive effective employee and customer on-boarding, verification, authentication, and access solutions, while giving the customer full control of their data across a wide range of devices and readers. We are targeting not only more public sector projects (including state/local/federal law enforcement and public safety, as well as national identity), but we are also carving out an improved Enterprise offering.

“We are grateful to the institutional investors and existing shareholders who believe in our organized new business plan and talented management team,” continued Taylor. “The successful Series D Preferred commitments come on the heels of revenue from an existing contract with the U.S. Department of Veterans Affairs to provide smart badge technology and a new contract for professional services to expand user functionality, valued at $1.2 million.

“These developments are in addition to our focus on rationalizing our products and our operating expenses where we have eliminated legacy products that were not generating revenue, and reduced expenses that were weighing the business down. As a result of our renewed focus, we are seeing measurable growth of our law enforcement software and intend to aggressively go after more international markets in the public safety sector in the coming year,” concluded Taylor.

Series D Preferred Financing
The private placement of Series D Preferred is expected to close in approximately thirty days resulting in a minimum of $10 million and a maximum of $15 million, subject to the satisfaction of certain conditions to closing.

Organizational Restructuring
The Series D Preferred financing marks the beginning of many proposed pivotal changes intended to increase shareholder value, including:
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A restructuring of the Company’s Board of Directors, leaving only Kristin A. Taylor, President and CEO on the Board, with four new members anticipated to join upon closing of the Series D Preferred financing;
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A plan to list the Company’s Common Stock on the NASDAQ Capital Market;
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A strategic initiative to monetize the Company’s intellectual property with the objective of driving incremental revenue through licensing its deep portfolio of IP.

Collectively, these actions represent meaningful markers that a new ImageWare 2.0 is in the making.

Continued

Readers are referred to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission today (and available on the Investor Relations page of the Company’s website) for more detailed descriptions of the senior secured bridge loan, the proposed private placement of Series D Preferred and organizational changes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Securities Act and applicable state securities laws.

About ImageWare® Systems, Inc.
Founded in 1987, ImageWare is a “biometrics first” identity company. We have a heritage in law enforcement, having built the first statewide digital booking platform for United States local law enforcement and have more than three decades of experience in the challenging government and commercial sectors. We use the unique characteristics of the human body to more accurately identify a person, not the device they may use. www.iwsinc.com

Forward-Looking Statements
Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if,” “should” and “will” and similar expressions as they relate to ImageWare Systems, Inc. are intended to identify such forward-looking statements. ImageWare may from time to time update publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in ImageWare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Media Contact: Jessica Belair ImageWare Systems, Inc. (310) 717-0877 jbelair@iwsinc.com	Investor Relations: Terri MacInnis, VP of IR Bibicoff + MacInnis, Inc. (818) 379-8500 x2 terri@bibimac.com